EXHIBIT 5.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

August 20, 2004

BJ Services Company

5500 Northwest Central Drive

Houston, Texas 77092

Re:	BJ Services Company 2003 Incentive Plan

Dear Sirs:

We have acted as counsel for BJ Services Company, a Delaware corporation (the “Company”), in connection with the preparation and filing of the registration statement on Form S-8 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (“Registration Statement”), relating to the offering by the Company of up to 4,000,000 shares (the “Shares”) of common stock, par value $0.10 per share, including the associated preferred share purchase rights, of the Company (“Common Stock”), which are subject to issuance by the Company under the BJ Services Company 2003 Incentive Plan (the “Plan”).

In our capacity as special counsel to the Company, we have examined, among other things, the Certificate of Incorporation and the Amended and Restated By-laws of the Company, each as amended to date, and originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinion hereinafter expressed.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares, when issued by the Company in accordance with the Plan and the terms of any agreements governing the issuances of Common Stock thereunder, and subject to the Registration Statement becoming effective under the Securities Act of 1933, as amended, and compliance with applicable state securities laws, will be validly issued, fully paid and nonassessable.

The opinion set forth above is limited to the corporate laws of the State of Delaware and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ ANDREWS KURTH LLP
ANDREWS KURTH LLP